UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2013

Gaming Partners International Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-23588	88-0310433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1700 S. Industrial Road, Las Vegas, Nevada	89102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 384-2425

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Laura McAllister Cox will be leaving the Company as Executive Vice President, General Counsel and Secretary, effective on December 25, 2013, or such other date as mutually agreed upon, to join the law firm of Greenberg Traurig, LLP as a shareholder.  Ms. McAllister Cox will assist as needed in the transition of her duties through her departure.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release dated October 2, 2013 announcing that Ms. McAllister Cox will be leaving the Company, effective on December 25, 2013, or such other date as mutually agreed upon.

Item 8.01	Other Events.

Effective October 1, 2013, Martin A. Berkowitz, resigned as interim Chief Administrative Officer (“CAO”), a position he had held since May 15, 2013.

On September 27, 2013, the Company’s Board of Directors, with Mr. Berkowitz abstaining, considered whether Mr. Berkowitz’s role as CAO and any compensation received for such role would interfere with his exercise of independent judgment in carrying out his responsibilities as a director going forward.  The Board concluded that such role and compensation had not interfered with such judgment and approved Mr. Berkowitz to be an independent director effective October 1, 2013. As a result, effective October 1, 2013, Mr. Berkowitz was appointed to each of the Audit, Compensation and Nomination and Governance Committees of the Board of Directors.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Name

Exhibit 99.01	Press release dated October 2, 201

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gaming Partners International Corporation
(Registrant)

Date: October 2, 2013
	By:	/s/ Gregory S. Gronau
Gregory S. Gronau
	Its:	President and Chief Executive Officer